Exhibit 99.1

Press Release dated March 1, 2005

NEWS RELEASE

FOR RELEASE MARCH 1, 2005 4 :00 P.M. EST

CONTACTS:	W. Brian Kretzmer	James W. Dolan
	MAI Systems Corporation	MAI Systems Corporation
	Chief Executive Officer	Chief Financial Officer
	949.598.6160	949.598.6404
	brian.kretzmer@maisystems.com	james.dolan@maisystems.com

MAI Systems Corporation Rejects Offer by Appian, Inc. to Acquire the Company

Lake Forest, California, March 1, 2005/PRNewswire/... MAI Systems Corporation (MAI) (OTCBB: MAIY.OB) announced that it recently received an unsolicited written offer from Appian, Inc. of Salt Lake City to acquire MAI Systems Corporation.  The offer was rejected by MAI Systems Corporation and its majority shareholder, HIS Holding LLC, which holds approximately 78% of MAI Systems Corporation common stock.  The offer was rejected after Appian was unable to satisfy MAI or its majority shareholder that its offer had any demonstrable financial support that would make it likely that the offer could provide an appropriate value for the MAI shareholders.

About MAI Systems Corporation

MAI Systems Corporation (OTCBB: MAIY.OB) is a worldwide provider of total enterprise management solutions, improving critical operation and profitability for global hotel organizations. For a complete demonstration or additional information about these epitome Enterprise Solutions, please contact a Client Solutions Representative at 1-800-497-0532 or visit the MAI website at http://www.maisystems.com.

Certain statements in this news release may constitute “forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, declining economic conditions, including a slowdown or recession; future terrorist activities affecting the hospitality industry; the Company’s ability to retain and increase revenue from existing clients and to execute agreements with new clients; the successful implementation of strategic relationships with other vendors and service providers; the competitive nature of the market for our software products and services; rapid technological change in the software industry and possible delays in development or shipment of new versions of key product lines; the Company’s ability to attract and retain qualified technical and management personnel; inability to control costs; changes in our product pricing; changes in business strategy or development plans; and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and other interim reports filed from time to time with the Securities and Exchange Commission. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.